Nelnet Reports Fourth Quarter 2017 Results

•	GAAP net income $1.17 per share, $1.11 per share excluding adjustments

•	Acquired Great Lakes for $150 million on February 7

LINCOLN, Neb., February 27, 2018-Nelnet - (NYSE: NNI) today reported GAAP net income of $48.1 million, or $1.17 per share, for the fourth quarter of 2017, compared with GAAP net income of $98.3 million, or $2.32 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency transaction adjustments, was $45.6 million, or $1.11 per share, for the fourth quarter of 2017, compared with $44.5 million, or $1.05 per share, for the same period in 2016. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

The decrease in GAAP net income for the three months ended December 31, 2017, compared with the same period in 2016, was due to a reduction in net gains from changes in the fair values of derivative instruments and the foreign currency transaction adjustments caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company also reported a decrease in net interest income earned on its loan portfolio due to the expected runoff of the portfolio. In addition, ALLO's dilutive impact to Nelnet's consolidated earnings has increased as it continues to build its network in Lincoln, Nebraska.

Several other items impacted the company's fourth quarter 2017 earnings, including:

•	Costs incurred of $7.9 million (pre-tax) after the Tax Cuts and Jobs Act (tax reform) was signed into law on December 22, 2017, including $4.1 million (pre-tax) for paying associate bonuses

•
Losses recognized related to the sale and impairment of certain assets of $6.4 million (pre-tax), including $3.6 million (pre-tax) for the sale of Peterson's, the company's test prep and publishing subsidiary

•	Loss from repurchasing the company's own asset-backed debt securities that had above market interest rates of $2.7 million (pre-tax)

In total, these items increased expenses by $17.0 million (pre-tax), or $10.5 million after tax ($0.26 per share), during the fourth quarter of 2017.

Due to tax reform, the company re-measured its net deferred tax liabilities to reflect the reduction in the corporate federal statutory tax rate, resulting in a decrease to income tax expense of $19.3 million, or $0.47 per share. Beginning in 2018, Nelnet expects its future effective tax rate will range between 23 to 24 percent versus its historical rate that ranged between 35 to 38 percent.

"The tax law changes at the end of 2017 resulted in a mixed earnings performance for the fourth quarter," said Jeff Noordhoek, chief executive officer of Nelnet. "The company capitalized on certain opportunities to deduct expenses at a higher tax rate in 2017. Although some of these transactions negatively affected our operating results in the quarter, we created long-term real cash value by lowering the company’s overall tax liability. Nelnet will use the additional earnings from the lower tax rate to invest in current and future business opportunities. These investments will provide on-going opportunities for existing and new associates at Nelnet."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Systems and Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

For the fourth quarter of 2017, Nelnet reported net interest income of $73.2 million, compared with $79.0 million for the same period a year ago. The company's average balance of student loans decreased to $22.4 billion for the fourth quarter of 2017, compared with $25.5 billion for the same period in 2016. Core student loan spread increased to 1.26 percent for the quarter ended December 31, 2017, compared with 1.24 percent for the same period in 2016, as a result of an increase in variable loan spread due to a tightening in the basis between the asset and debt indices in which the company earns interest on its loans and funds such loans. The increase in core student loan spread was partially offset by a decrease in fixed-rate floor income. Net interest income included $22.1 million and $38.3 million of fixed-rate floor income in the fourth quarter of 2017 and 2016, respectively.

During 2017, the company began to purchase consumer loans. As the company's federally insured student loan portfolio continues to amortize, the company is actively expanding its private education and consumer loan portfolios.

Loan Systems and Servicing

Revenue from the Loan Systems and Servicing segment was $55.9 million for the fourth quarter of 2017, compared with $53.8 million for the same period in 2016. As of December 31, 2017, the company was servicing $211.4 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans.

Revenue increased in the fourth quarter of 2017, compared with the same period in 2016, due to growth in private education and consumer loan servicing volume from existing and new clients. As of December 31, 2017, this portfolio was $11.5 billion, up from $7.9 billion as of December 31, 2016. Revenue from this portfolio increased $2.6 million from the fourth quarter of 2016, or 54 percent, to $7.5 million for the three months ended December 31, 2017.

As of December 31, 2017, the company was servicing $172.7 billion of government-owned loans for the Department of Education (Department), compared with $162.5 billion of loans as of December 31, 2016. Revenue from this contract decreased to $38.4 million for the fourth quarter of 2017, compared with $39.3 million for the same period a year ago.

On February 7, 2018, the company completed the acquisition of Great Lakes Educational Loan Services, Inc. (Great Lakes). Nelnet paid $150.0 million in cash for 100 percent of the stock of Great Lakes. Headquartered in Madison, Wisconsin, Great Lakes has approximately 1,800 employees and, like Nelnet, was awarded a contract to service government-owned student loans on behalf of the Department. These contracts are scheduled to expire in June 2019.

Beginning February 7, 2018, the operating results of Great Lakes will be included in the company's Loan Systems and Servicing operating segment. As of December 31, 2017, Great Lakes was servicing $224.4 billion in government-owned student loans for 7.5 million borrowers, $10.7 billion in FFEL Program loans for almost 479,000 borrowers, and $8.5 billion in private or consumer loans for over 415,000 borrowers. During 2017, Great Lakes recognized approximately $230 million in servicing revenue.

On February 20, 2018, the Department’s Office of Federal Student Aid released information regarding the new federal student loan servicing procurement process. The contract solicitation process is divided into two phases. Responses for Phase One are due on April 6, 2018. The company intends to respond to Phase One of the solicitation.

Tuition Payment Processing and Campus Commerce

For the fourth quarter of 2017, revenue from the Tuition Payment Processing and Campus Commerce segment was $32.5 million, an increase of $1.9 million, or 6 percent, from the same period in 2016. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, and new school customers. This operating segment serves over 10 million students and families at nearly 11,500 K-12 schools and 970 colleges and universities.

Communications

Revenue from ALLO was $8.1 million for the fourth quarter of 2017, compared with $4.5 million for the same period in 2016. The number of households served as of December 31, 2017, was 20,428, an increase of 10,614, or more than 100 percent, from the number of households served as of December 31, 2016.

For the fourth quarter of 2017, ALLO recognized a net loss of $5.5 million, compared with a net loss of $2.6 million for the same period in 2016. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the fourth quarter of 2017, ALLO had negative EBITDA of $2.8 million, compared with negative EBITDA of $1.7 million for the same period in 2016. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

ALLO incurred capital expenditures of $115.1 million in 2017, including $36.7 million in the fourth quarter of 2017. The company currently anticipates total network expenditures of approximately $75.0 million in 2018; however, the amount of capital expenditures could change based on customer demand for ALLO's services. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that ALLO already serves, and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but have not been connected), increased to 71,426 as of December 31, 2017, compared with 30,962 as of December 31, 2016.

In the fourth quarter of 2017, ALLO announced plans to expand its network to make services available in Hastings, Nebraska and Fort Morgan, Colorado.  This will expand total households in ALLO’s current markets from 137,500 to over 152,000. ALLO plans to continue expansion to additional communities in Nebraska and Colorado over the next several years.

Liquidity and Capital Activities

For the year ended December 31, 2017, the company generated $227.5 million in net cash from operating activities. In addition, as of December 31, 2017, the company had a total of $147.7 million in cash and cash equivalents and available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $350.0 million unsecured line of credit that has a maturity date of December 12, 2021. As of December 31, 2017, $10.0 million was outstanding on the line of credit and $340.0 million was available for future use.

The company paid cash dividends of $6.5 million, or $0.16 per share, during the fourth quarter of 2017.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Year-End Results

GAAP net income for the year ended December 31, 2017 was $173.2 million, or $4.14 per share, compared with GAAP net income of $256.8 million, or $6.02 per share, for 2016. Net income, excluding derivative market value and foreign currency adjustments, in 2017 was $185.1 million, or $4.43 per share, compared with $212.3 million, or $4.97 per share, for 2016. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$48,100	98,346	173,166	256,751
Realized and unrealized derivative market value adjustments	(3,997)	(61,452)	(26,379)	(59,895)
Unrealized foreign currency transaction adjustments	(35)	(25,392)	45,600	(11,849)
Net tax effect	1,532	33,001	(7,304)	27,263
Net income, excluding derivative market value and foreign currency transaction adjustments	$45,600	44,503	185,083	212,270

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.17	2.32	4.14	6.02
Realized and unrealized derivative market value adjustments	(0.10)	(1.45)	(0.63)	(1.40)
Unrealized foreign currency transaction adjustments	—	(0.60)	1.09	(0.28)
Net tax effect	0.04	0.78	(0.17)	0.63
Net income, excluding derivative market value and foreign currency transaction adjustments	$1.11	1.05	4.43	4.97

"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse under new rules effective January 3, 2017) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars. In October 2017, the company remarketed its Euro-denominated bonds to denominate those bonds in U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments and Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended December 31,
	2017	2016
	(dollars in thousands)
Net loss	$(5,449)	(2,599)
Net interest expense	2,058	600
Income tax benefit	(3,341)	(1,593)
Depreciation and amortization	3,955	1,923
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(2,777)	(1,669)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of the expected benefits from the acquisition of Great Lakes and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company on a post-Great Lakes acquisition basis may not be awarded a contract; risks related to the development by the company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO on December 31, 2015, and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2017. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income:
Loan interest	$193,556	191,755	183,505	757,731	751,280
Investment interest	3,080	5,129	2,792	12,695	9,466
Total interest income	196,636	196,884	186,297	770,426	760,746
Interest expense:
Interest on bonds and notes payable	123,401	121,650	107,337	465,188	388,183
Net interest income	73,235	75,234	78,960	305,238	372,563
Less provision for loan losses	3,750	6,000	3,000	14,450	13,500
Net interest income after provision for loan losses	69,485	69,234	75,960	290,788	359,063
Other income:
Loan systems and servicing revenue	55,921	55,950	53,764	223,000	214,846
Tuition payment processing, school information, and campus commerce revenue	32,457	35,450	30,519	145,751	132,730
Communications revenue	8,122	6,751	4,492	25,700	17,659
Enrollment services revenue	—	—	—	—	4,326
Other income	7,952	19,756	15,218	52,826	53,929
Gain (loss) on sale of loans and debt repurchases, net	(2,635)	116	5,720	2,902	7,981
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	7,014	7,173	83,187	(18,554)	49,795
Total other income	108,831	125,196	192,900	431,625	481,266
Operating expenses:
Salaries and benefits	81,201	74,193	68,017	301,885	255,924
Depreciation and amortization	11,854	10,051	9,116	39,541	33,933
Loan servicing fees	3,064	7,939	5,726	22,734	25,750
Cost to provide communications services	3,160	2,632	1,697	9,950	6,866
Cost to provide enrollment services	—	—	—	—	3,623
Other expenses	38,809	30,518	31,245	121,619	115,419
Total operating expenses	138,088	125,333	115,801	495,729	441,515
Income before income taxes	40,228	69,097	153,059	226,684	398,814
Income tax benefit (expense)	5,486	(25,562)	(54,128)	(64,863)	(141,313)
Net income	45,714	43,535	98,931	161,821	257,501
Net loss (income) attributable to noncontrolling interests	2,386	2,768	(585)	11,345	(750)
Net income attributable to Nelnet, Inc.	$48,100	46,303	98,346	173,166	256,751
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.17	1.11	2.32	4.14	6.02
Weighted average common shares outstanding - basic and diluted	41,012,731	41,553,316	42,314,467	41,791,941	42,669,070

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2017	September 30, 2017	December 31, 2016
Assets:
Loans receivable, net	$21,814,507	22,528,845	24,903,724
Cash, cash equivalents, investments, and other receivables	307,290	530,927	323,798
Restricted cash	875,314	830,762	1,100,663
Goodwill and intangible assets, net	177,186	188,054	195,125
Other assets	790,138	690,122	669,785
Total assets	$23,964,435	24,768,710	27,193,095
Liabilities:
Bonds and notes payable	$21,356,573	22,240,279	24,668,490
Other liabilities	442,475	397,991	453,680
Total liabilities	21,799,048	22,638,270	25,122,170
Equity:
Total Nelnet, Inc. shareholders' equity	2,149,529	2,111,851	2,061,655
Noncontrolling interests	15,858	18,589	9,270
Total equity	2,165,387	2,130,440	2,070,925
Total liabilities and equity	$23,964,435	24,768,710	27,193,095
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.